Exhibit 99.1

SYSTEMAX REPORTS STRONG SECOND QUARTER 2009 RESULTS

-        Worldwide “same-store” retail sales up 15% -

PORT WASHINGTON, NY, August 11, 2009 – Systemax Inc. (NYSE:SYX) today announced financial results for the second quarter and six months ended June 30, 2009.

Financial highlights for the quarter ended June 30, 2009:
•	Consolidated net sales were $721.6 million in U.S. dollars, a 4.6% decline compared to last year. On a constant currency basis, sales grew 1.4%.
•	North American technology product sales grew 10.7% to $498.3 million in U.S. dollars. On a constant currency basis, sales grew 12.3%.
•	European technology product sales were $173.7 million in U.S. dollars, a 28.9% decline. On a constant currency basis, sales declined 13.5%.
•	Industrial products sales were $48.8 million, a 20.7% decline.
•
One-time pre-tax charges were $6.3 million, or $0.12 per diluted share after tax, for the previously announced plan to exit the ProfitCenter Software ("PCS") hosted software business, severance payments, litigation settlements, contract termination and other costs.

•	Diluted earnings per share were $0.17, compared to $0.36 last year.

Performance Summary
(U.S. dollars in millions, except per share data)
Highlights	Quarter Ended June 30,		Six Months Ended June 30
	2009	2008	2009	2008
Consolidated revenue	$721.6	$756.0	$1,473.9	$1,480.8
Gross profit	$107.1	$114.8	$214.6	$228.5
Gross margin	14.8%	15.2%	14.6%	15.4%
Operating income	$8.7	$21.1	$23.7	$47.2
Operating margin	1.2%	2.8%	1.6%	3.2%
Diluted earnings per share	$0.17	$0.36	$0.41	$0.84
One time charges, pre-tax	$6.3	-	$6.3	$0.8
One-time charges, after tax, per diluted share	$0.12	-	$0.11	$0.01

Richard Leeds, Chairman and Chief Executive Officer, said, “I am quite pleased that Systemax delivered sales growth in constant currency during the quarter, given the difficult economic environment.  Our impressive results were driven by our strong North American Technology Products Group retail channels. In the quarter we expanded our brands by acquiring and launching our newest e-commerce site – CircuitCity.com, one of the iconic brands in U.S. electronics retailing with a 60-year legacy. This acquisition further solidifies Systemax’s position as a leader in online retailing of value-priced, branded computers and consumer electronics.”

As the Company has transitioned to a primarily technology products business with substantially more retail and consumer related sales, the following supplemental revenue disclosures are being provided for investor analysis.

Supplemental channel sales for the three and six months ended June 30, 2009:

Revenue Mix Summary – Channel
(U.S. dollars in millions)
Channel	2Q09	2Q08	1H09	1H08
Retail1	$387.4	$327.6	$788.8	$660.8
Business to business2	$309.1	$406.4	$629.8	$770.4
Other	$25.1	$22.0	$55.3	$49.6
TOTAL	$721.6	$756.0	$1,473.9	$1,480.8
1Includes sales from retail stores, consumer websites, printed catalogs and television shopping
2Includes sales from managed business relationships, including outbound call centers and extranets

Supplemental comparable “same store” channel sales growth for the three months ended June 30, 2009 versus the three months ended June 30, 2008:

Channel3	% Change
Retail	15.4%
Business to business	-17.2%

3Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store and channel sales varies across the retail and direct marketing industry. As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental product category sales for the three and six months ended June 30, 2009:

Revenue Mix Summary – Product Category
(U.S. dollars in millions)
Product Category	2Q09	2Q08	1H09	1H08
Computers	$197.1	$168.5	$375.6	$325.5
Consumer electronics	$166.8	$166.9	$348.6	$321.1
Computer components	$111.4	$113.7	$233.6	$232.8
Computer accessories & software	$108.6	$132.9	$231.0	$267.5
Industrial products	$48.8	$61.6	$94.5	$118.9
Other	$88.9	$112.4	$190.6	$215.0
TOTAL	$721.6	$756.0	$1,473.9	$1,480.8

Gilbert Fiorentino, Chief Executive of Systemax’s Technology Products Group, said, “While economic and industry conditions remain challenging, we are successfully growing our consumer business - both brick and mortar and online - as evidenced by our strong “same store” retail sales growth. As a price-competitive retailer with a strong focus on customer service, our strategy has resonated with consumers and we are growing market share and solidifying our brands as the retailer of choice for consumers.  While sales from CircuitCity.com were not material during the short period it was operational during the quarter, we did see steady increases in traffic to the site and we continue to develop our advertising campaigns, website features and product categories for the site.  Our business to business channel sales, on the other hand, have declined concurrent with the business climate in the countries in which we operate. We remain focused on cutting expenses and improving the bottom line, especially in markets that have experienced the most softness. Challenging markets also present unprecedented growth opportunities, one of which is the opportunity to grow through select acquisitions. We recently announced a definitive agreement to acquire WStore Europe SA, a European supplier of business IT products with operations in France and the United Kingdom. We believe the Circuit City and potential WStore acquisitions offer opportunities to grow market share as well as enable us to leverage our experience in multichannel marketing of computers and consumer electronics and our established backend and distribution infrastructure.”

Commenting on other operations, Richard Leeds continued “Our Industrial Products revenue for the second quarter was down 20.7% from the prior year, as businesses of all sizes continue to cut back on spending in North America. This is a trend that began in the fourth quarter of 2008, accelerated in the first quarter of 2009 and has continued since. While we can’t control when spending will resume, we have implemented cost reduction initiatives to better rationalize our expenses with sales and continue to closely monitor our costs in every area. Our focus on improving profitability was a key component in our decision to exit the PCS software business. Exiting PCS allows us to strengthen our balance sheet, improve our operating cash flows and, most importantly, enables us to concentrate on growing our core retail and direct marketing businesses.”

Working capital as of June 30, 2009 was $258.9 million, including cash and cash equivalents of $87.9 million for the first six months of 2009.  The Company has an undrawn credit facility of $120.0 million and total cash and available liquidity of approximately $190.0 million. Capitalized leases totaled $1.9 million at June 30, 2009 and the Company has no other outstanding debt. Cash flow used in operations was approximately $7.7 million. For the six months ended June 30, 2009, the Company used cash of approximately $14.5 million for the purchase of certain Circuit City assets and capital expenditures aggregated $6.2 million. The Company’s effective tax rate for the first six months of 2009 was 34.9%, down from 36.5% last year. Included in the 2009 rate is a reversal of tax reserves of approximately $1.0 million as the result of statute expirations. Excluding this reserve reversal the Company’s effective tax rate in 2009 was 39.3%. This higher effective tax rate this year is primarily the result of a higher percentage of taxable income in the U.S. in 2009 where corporate tax rates for the Company are typically highest.

As a part of the two million share stock buyback program announced in May 2008, during the second quarter the Company purchased 66,490 shares for approximately $0.8 million, or an average price of $11.99 per share. In total, the Company has repurchased 574,235 shares of common stock since announcing the program for $7.0 million, or an average price of $12.19 per share.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its second quarter and the first six months of 2009 results today, Tuesday, August 11, 2009 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 888-466-4587 (U.S. callers) or 719-325-2313 (Int’l callers) and reference passcode 5342369 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through Tuesday, August 18, 2009. It can be accessed by dialing 888-203-1112 (U.S. callers) or 719-457-0820 (Int’l callers), passcode 5342369. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies, consumer electronics and industrial products through a system of branded ecommerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, Misco and Global Industrial. It also manufactures and sells computers and accessories under the Systemax and Ultra brands.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Denise Roche / Bill Douglass
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com
douglass@braincomm.com

- ### -

SYSTEMAX INC.

Condensed Consolidated Statements of Operations – Unaudited

(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30*		June 30*
	2009	2008	2009	2008
Net sales	$721,599	$756,035	$1,473,867	$1,480,772
Cost of sales	614,545	641,281	1,259,263	1,252,269
Gross profit	107,054	114,754	214,604	228,503
Gross margin	14.8%	15.2%	14.6%	15.4%
Selling, general and administrative expenses	98,385	93,639	190,915	181,352
Operating income	8,669	21,115	23,689	47,151
Operating margin	1.2%	2.8%	1.6%	3.2%
Interest and other (income) expense, net	(291)	(400)	363	(2,625)
Income before income taxes	8,960	21,515	23,326	49,776
Provision for income taxes	2,469	7,974	8,137	18,174
Effective tax rate	27.6%	37.1%	34.9%	36.5%
Net income	$6,491	$13,541	$15,189	$31,602
Net margin	0.9%	1.8%	1.0%	2.1%

Net income per common share:
Basic	$0.18	$0.36	$0.41	$0.86
Diluted	$0.17	$0.36	$0.41	$0.84

Weighted average common and common equivalent shares:
Basic	36,683	37,130	36,652	36,918
Diluted	36,940	37,372	36,908	37,251

SYSTEMAX INC.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	June 30*	December 31
	2009	2008
Current assets:
Cash and cash equivalents	$87,923	$115,967
Accounts receivable, net	173,629	182,532
Inventories	310,014	290,594
Prepaid expenses and other current assets	24,479	23,090
Total current assets	596,045	612,183
Property, plant and equipment, net	51,493	48,465
Goodwill, intangibles and other assets	55,464	42,615
Total assets	$703,002	$703,263

Current liabilities:
Short-term debt	$832	$773
Accounts payable and accrued expenses	336,325	358,318
Total current liabilities	337,157	359,091
Long-term debt	1,061	1,411
Other liabilities	8,496	8,806
Shareholders’ equity	356,288	333,955
Total liabilities and shareholders’ equity	$703,002	$703,263

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal six month period and quarter ended on July 4, 2009. The second quarters of both 2009 and 2008 included 13 weeks and the six month periods both included 26 weeks.